Exhibit 4.1

                              GLOBALNET CORPORATION
                         18851 NE 29th Avenue 7th Floor
                             Aventura, Florida 33180
                             Telephone 786.541.0200


                                                     March 2, 2004

TO:      The N.I.R. Group,
         LLC
         Growth Enterprise Fund S.A.

Gentlemen:

     As you know, on February 22, 2004, Growth Enterprise Fund, S.A. ("GEF") notified us that it was rescinding the transactions contemplated by Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of August 22, 2003 by and among GlobalNet Corporation (formerly known as iDial Networks, Inc.) ("GlobalNet"), GEF, and GlobalNet Systems, Inc. On February 23, 2004, GlobalNet and GEF agreed that GEF would hold its rescission in abeyance until February 27, 2004 (subsequently extended to March 3, 2004).

     GlobalNet currently has outstanding convertible debentures and/or notes in the initial aggregate principal amount of $3,000,000 (collectively, the "Debentures") held in the name of one or more of the following investors introduced to GlobalNet by the N.L.R. Group, LLC ("N.I.R."): AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC, and AJW Managed Account V, LLC (collectively, the "Debentureholders"). Such Debentures were issued pursuant to purchase agreements and other agreements and instruments executed by GlobalNet in connection with the issuance thereof (the "Debenture Agreements").

     GEF currently holds all of the issued and outstanding shares of GlobalNet's Preferred Stock (the "Preferred Stock").

     This letter (the "Agreement") describes the agreements reached among GlobalNet, GEF and N.I.R. for the greater good of GlobalNet. We agree as follows:

  1. Waiver of Rescission Right. In consideration of the execution of this Agreement by all of the parties hereto, GEF waives its right to rescind the transactions contemplated by Securities Purchase Agreement. GEF agrees to negotiate in good faith a right of first refusal in favor if N.I.R. in the event GEF determines to divest its investment in GlobalNet.

  2. New Investment in GlobalNet by N.I.R. & GEF. GlobalNet hereby acknowledges N.I.R.'s offer to GlobalNet of an additional $2,500,000 of investment capital in what was a total request of $5,000,000, to be invested in accordance with Exhibit "A" attached hereto. N.I.R. shall have no obligation to make such investment unless GEF participates in half of such investment under the same terms and conditions, but N.I.R. may proceed to make such investment unilaterally if it so chooses (in which case N.I.R. may increase its portion of the investment to $3,000,000 in its sole discretion). GEF agrees that if it does not participate for half of the above investment the interest rate on N.I.R.'s current investment will revert back to its current rate of 12%.

 3. Existing Investments. In connection with the existing investments in GlobalNet by the Debentureholders and GEF, GlobalNet, GEF and N.I.R. agree as follows:

     (a) N.I.R. agrees to waive all defaults by GlobalNet, through the date hereof, without penalty, provided GlobalNet adheres to the dates as set forth in Section 3(d) below.

The N.I.R. Group, LLC
Growth Enterpriseb Fund S.A.
March 2,
2004
Page 2 of 4

     (b) GEF waives any and all defaults by GlobalNet and its subsidiaries under the terms of the Preferred Stock through the date hereof, without penalty, and agrees that unpaid Preferred Stock dividends accrued to date will be added to the face amount of the Preferred Stock and may be converted to Common Stock per the terms of the Preferred Stock.

     (c) N.I.R. agrees to cause the Debentureholders to modify the terms of the Debentures and the Debenture Agreements to permanently reduce the interest rate thereof to 6% per annum from the date hereof forward. Interest that has accrued to date shall remain due and payable. N.I.R. will also extend such debenture maturities to further assist GlobalNet.

     (d) N.I.R. agrees to cause the Debentureholders to grant GlobalNet additional time to secure the approval of the SEC for the pending Information Statement increasing the authorized capital of GlobalNet and to file and secure the effectiveness of a registration statement for the N.I.R. investments. N.I.R. agrees that it will not initiate a default proceeding as long GlobalNet uses its best effort to secure the approval of the SEC for the Information Statement no later than April 1, 2004 and the registration statement effective no later than May 1, 2004.

     (e) N.I.R. acknowledges that it has the right to require GlobalNet to register shares of Common Stock issuable to the Debentureholders pursuant to the Debenture Agreements, and that no shares of common stock other than shares held by the Debentureholders may be included in such registration statement without their consent. Other than such consent solely with respect to that registration statement, neither N.I.R. nor GEF requires the acquiescence, permission or consent of either of one another in order to request registration of any of its respective shares of GlobalNet at any time, and both N.I.R. and GEF may, in fact, request that GlobalNet register any of such respective shares at such time or times and in such amounts as either deems appropriate, each in its respective sole discretion.

     (f) N.I.R. and GEF acknowledge that GlobalNet intends to issue Secured Convertible Debentures to MCI on substantially the terms described on Exhibit "B" hereto, the terms of which are incorporated herein by reference (the "MCI Debentures," which term shall include the actual MCI Debenture instrument and any purchase agreements or other agreement or instrument executed by GlobalNet in connection with the issuance thereof). In connection therewith,

          (i) N.I.R. agrees to cause the Debentureholders to consent to the issuance of the MCI Debentures on substantially the terms described herein and to waive any default in the Debentures or the Debenture Agreements that may be caused by the issuance of the MCI Debentures and GlobalNet's compliance with the terms thereof, provided such issuance does not change N.I.R.'s investor's structure and status in the transaction. N.I.R. agrees to cause the Debentureholders to cooperate and to execute, acknowledge and deliver all such further instruments or perform all such further acts as may be reasonably necessary or desirable in connection with such consent and waiver. GlobalNet will use its best efforts to secure the appointment of N.I.R. as MCI's exclusive agent for the purposes of liquidation of the MCI Debentures and to limit the number of shares of Common Stock that MCI will be able to sell in any one month to the average one-day trading volume of the Common Stock in the preceding month.

          (ii) GEF consents to the issuance of the MCI Debentures on substantially the terms described herein and waives any default in the terms of the Preferred Stock that may be caused by the issuance of the MCI Debentures and GlobalNet's compliance with the terms thereof; provided, however, that nothing herein shall be deemed to constitute a subordination of


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The N.I.R. Group,LLC
Growth Enterprise Fund S.A.
March 2,
2004
Page 3 of 4


               the status of the Preferred Stock or a waiver of future debt service due and owing thereon pursuant to the series designation and preferences set forth therein, upon which GEF relied as an inducement to convert its negotiable promissory note into such Preferred Stock in August 2003, which terms include but are by no means limited to the corrected conversion rights at $.0016 per share, as originally agreed between GlobalNet and GEF.. GEF shall also cooperate and execute, acknowledge and deliver all such further instruments or perform all such further acts as may be reasonably necessary or desirable in connection with the consent and waiver aforementioned in this sub-paragraph 3(f)(ii) with respect to the issuance of the MCI Debentures..

     (g) GEF hereby acknowledges and agrees that it will not going forward ask N.I.R. or its investors to make any further changes to its investments in GlobalNet.

     4. Miscellaneous.

     (a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

     (b) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     (c) Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

                            [signature page follows]

The N.I.R. Group, LLC
Growth Enterprise Fund S.A.
March 2, 2004
Page 4 of 4

     Please confirm our mutual understanding of the matters addressed herein by signing and returning to us the enclosed duplicate copy of this Agreement.

                                                     Very truly yours,

                                                     GLOBALNET CORPORATION


                                                     By:
                                                     Mark Wood, Chairman and CEO


     THE FOREGOING IS ACCEPTED AND AGREED TO AS OF THIS _____ DAY OF MARCH, 2004

     THE N.I.R. GROUP LLC


     By:_________________



     GROWTH ENTERPRISE FUND S.A.


     By:_________________
         David Phipps, Managing Director